Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2019 Earnings Above Guidance and

Increases Full Year 2019 Adjusted EPS Outlook

o	On a GAAP basis, total sales rose 8.6%, net income increased 26%, EPS increased 29% to $1.44, and total inventory decreased 5%
o	On a Non-GAAP basis,
-	Comparable store sales increased 2.7%, on top of last year’s 4.4% increase
-	Adjusted EPS rose 28% to $1.55, which excludes a $0.02 charge for management transition costs, above guidance of $1.37-$1.41
-	Comparable store inventory decreased 4%
o	Increasing outlook for FY19 Adjusted EPS to $7.28-$7.33, up from $7.14-$7.22

BURLINGTON, New Jersey; November 26, 2019 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the third quarter ended November 2, 2019.

Michael O’Sullivan, CEO, stated, “We are pleased with our third quarter results, driven by a solid 2.7% comparable store sales increase, which was up against our most challenging comparison of the year, a 4.4% quarterly comparable store sales increase in Fiscal 2018.  Overall we generated an 8.6% sales increase, which resulted in a 90 basis point increase in Adjusted EBIT margin, and a 28% increase in Adjusted EPS, well ahead of our guidance. In addition, our disciplined inventory management continued through the third quarter, as our comparable store inventory decreased 4%, enabling us to continue to take advantage of the abundant values available in the marketplace.”

Fiscal 2019 Third Quarter Operating Results (for the 13 week period ended November 2, 2019 compared with the 13 week period ended November 3, 2018)

•

Total sales increased 8.6% to $1,775 million, while comparable store sales increased 2.7%. New and non-comparable stores contributed an incremental $116 million in sales during the quarter.  New and non-comparable store sales were negatively impacted by $9 million in lost sales from 7 stores temporarily closed during the third quarter of Fiscal 2019.

•

Gross margin rate was flat vs. last year’s rate at 42.4%. Merchandise margin increased 30 basis points, which was offset by a 20 basis point increase in freight costs and a 10 basis point negative impact attributable to inventory write offs at the temporarily closed stores. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were 20 basis points lower as a percentage of sales vs. the Fiscal 2018 third quarter. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•

SG&A increased $46 million to $584 million for the third quarter of Fiscal 2019.  As a result of our adoption of the new Lease Accounting Standard, favorable lease costs, initially recorded as a result of purchase accounting that occurred in 2006, are now included in SG&A.  In prior periods, these costs were included in depreciation and amortization.

•

Adjusted SG&A, defined as SG&A less product sourcing costs and favorable lease costs, as a percentage of sales decreased 40 basis points to 27.3%. This decrease was driven by strong sales growth and leverage on store related and corporate costs, as well as marketing expense. Note that Adjusted SG&A excludes $1.3 million in management transition costs incurred during the third quarter of Fiscal 2019.

•

Other Income and Revenue increased by $7 million, or 40 basis points, driven primarily by $8 million in insurance gains recorded in the third quarter of Fiscal 2019, offset by the timing of $2 million in proceeds from the sale of tax credits in the third quarter of last year. Insurance gains in Fiscal 2018 were primarily recorded in the second and fourth quarters of Fiscal 2018.

•	The effective tax rate increased 270 basis points to 19.2%. The Adjusted Effective Tax Rate was 19.6% vs. last year’s Adjusted Effective Tax Rate of 17.2%.
•

Net income increased 26% to $96 million, or $1.44 per share vs. $1.12 last year, and Adjusted Net Income increased 25% to $104 million, or $1.55 per share vs. $1.21 last year. Adjusted Net Income and EPS exclude the previously anticipated $0.02 charge per share for management transition costs. This increase in Adjusted Net Income was driven primarily by higher sales growth, merchandise margin improvement, leverage on product sourcing costs and SG&A, and insurance gains.

•

Fully diluted shares outstanding amounted to 67.2 million at the end of the quarter compared with 68.6 million at the end of last year’s third quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below. From the end of the third quarter of Fiscal 2018 through the end of the third quarter of Fiscal 2019, the Company has repurchased approximately 1.7 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA increased 19%, or $31 million higher than last year’s third quarter. Adjusted EBIT increased 23%, or $27 million above the prior year period, to $141 million. The 90 basis point increase in Adjusted EBIT as a percentage of sales was primarily driven by the same factors noted above that drove Adjusted Net Income growth. Note that Adjusted EBITDA and Adjusted EBIT exclude the impact of $1.3 million in management transition costs incurred during the third quarter of Fiscal 2019.

First Nine Months Fiscal 2019 Results

•

Total sales increased 8.8% over the first nine months of Fiscal 2018, which included a comparable store sales increase of 2.2% on top of last year’s 4.0% comparable store sales increase.  Net income increased 12% over the prior year period to $259 million, or $3.84 per share vs. $3.35 last year. Adjusted EBIT increased by 11%, or $38 million above last year, to $377 million, representing a 20 basis point increase as a percentage of sales vs. the prior year period.  Adjusted Net Income of $281 million was up 13% vs. last year, while Adjusted EPS was $4.17 vs. $3.62 in the prior year period.   Note that all year to date results exclude the impact of $1.3 million in management transition costs incurred during the third quarter of Fiscal 2019.

Inventory

•

Merchandise inventories were $1,004 million vs. $1,057 million last year. The decrease was due primarily to a 4% decrease in comparable store inventory at the end of the third quarter of Fiscal 2019, as well as a decrease in pack and hold inventory, which was 15% of total inventory at the end of the third quarter of Fiscal 2019 compared to 18% at the end of the third quarter of Fiscal 2018.

Share Repurchase Activity

•

During the third quarter, the Company repurchased 223,009 shares of its common stock for $43 million. As of the end of the third quarter, the Company had $482 million remaining on its current share repurchase authorization.

Full Year Fiscal 2019 and Fourth Quarter 2019 Outlook

For Fiscal 2019 (the 52-weeks ending February 1, 2020), the Company now expects:

•

Total sales to increase in the range of 8.8% to 9.1%, on top of a 10.7% increase in Fiscal 2018; this assumes comparable store sales to increase in the range of 2% to 3% for the fourth quarter of Fiscal 2019, resulting in a full year comparable store sales increase of 2.1% to 2.4% on top of the 3.2% increase during Fiscal 2018;

•	Depreciation and amortization, exclusive of favorable lease costs, to be approximately $210 million;
•	Adjusted EBIT margin to be up approximately 10 to 20 basis points vs last year;
•	Interest expense of approximately $51 million;
•	An effective tax rate of approximately 20%;
•	To open 51 net new stores, and invest approximately $310 million in Capital Expenditures, net of landlord allowances; and
•

Based on third quarter results, Adjusted EPS in the range of $7.28 to $7.33, utilizing a fully diluted share count of approximately 67.3 million, as compared to Fiscal 2018 net income per share of $6.04 and Fiscal 2018 Adjusted EPS of $6.44. This outlook excludes an expected $0.05 per share impact of management transition costs.

For the fourth quarter of Fiscal 2019 (the 13 weeks ending February 1, 2020), the Company expects:

•	Total sales to increase in the range of 9% to 10%;
•	Comparable store sales to increase 2% to 3%;
•	An effective tax rate of approximately 24%; and
•

Adjusted EPS in the range of $3.12 to $3.17, which assumes a fully diluted share count of approximately 67.1 million, as compared to Fiscal 2018 fourth quarter net income per share of $2.70 and Fiscal 2018 fourth quarter Adjusted EPS of $2.83. This outlook excludes an expected $0.03 per share impact of management transition costs.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Third Quarter 2019 Conference Call

The Company will hold a conference call on November 26, 2019 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on November 26, 2019 through December 3, 2019. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 9054528. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using filings with the U.S. Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2018 net sales of $6.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 726 stores as of the end of the third quarter of Fiscal 2019, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
REVENUES:
Net sales	$1,774,949	$1,634,489	$5,059,860	$4,651,568
Other revenue	6,634	6,469	17,939	18,840
Total revenue	1,781,583	1,640,958	5,077,799	4,670,408
COSTS AND EXPENSES:
Cost of sales	1,022,912	942,009	2,954,651	2,712,165
Selling, general and administrative expenses	583,641	538,120	1,632,862	1,485,545
Costs related to debt amendments	—	2,418	(375)	2,496
Depreciation and amortization	52,729	53,770	155,631	161,201
Other income - net	(9,264)	(2,336)	(13,017)	(7,708)
Loss on extinguishment of debt	—	462	—	1,823
Interest expense	12,149	14,460	38,954	43,563
Total costs and expenses	1,662,167	1,548,903	4,768,706	4,399,085
Income before income tax expense	119,416	92,055	309,093	271,323
Income tax expense	22,957	15,206	50,302	40,929
Net income	$96,459	$76,849	$258,791	$230,394

Diluted net income per common share	$1.44	$1.12	$3.84	$3.35

Weighted average common shares - diluted	67,159	68,628	67,387	68,789

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$140,514	$112,274	$85,377
Restricted cash and cash equivalents	6,582	21,882	21,882
Accounts receivable—net	117,493	58,752	86,069
Merchandise inventories	1,004,386	954,183	1,056,596
Prepaid and other current assets	146,170	124,809	148,703
Total current assets	1,415,145	1,271,900	1,398,627
Property and equipment—net	1,375,484	1,253,705	1,239,483
Operating lease assets	2,338,179	—	—
Goodwill and intangible assets—net	285,844	449,388	458,213
Deferred tax assets	4,066	4,361	5,004
Other assets	88,869	99,818	105,587
Total assets	$5,507,587	$3,079,172	$3,206,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$888,434	$848,561	$967,236
Current operating lease liabilities	293,756	—	—
Other current liabilities	422,154	396,257	433,360
Current maturities of long term debt	3,302	2,924	2,800
Total current liabilities	1,607,646	1,247,742	1,403,396
Long term debt	982,348	983,643	1,089,114
Long term operating lease liabilities	2,258,130	—	—
Other liabilities	96,249	346,298	340,866
Deferred tax liabilities	171,626	178,779	180,155
Stockholders' equity	391,588	322,710	193,383
Total liabilities and stockholders' equity	$5,507,587	$3,079,172	$3,206,914

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	November 2,	November 3,
	2019	2018
OPERATING ACTIVITIES
Net income	$258,791	$230,394
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	155,631	161,201
Deferred income taxes	(1,484)	1,657
Non-cash loss on extinguishment of debt	—	1,823
Non-cash stock compensation expense	30,542	26,215
Non-cash lease expense	10,905	—
Non-cash rent	—	(17,677)
Deferred rent incentives	36,006	33,612
Changes in assets and liabilities:
Accounts receivable	(27,441)	(14,292)
Merchandise inventories	(50,709)	(304,033)
Accounts payable	36,014	231,325
Other current assets and liabilities	29,345	10,059
Long term assets and liabilities	3,362	9,042
Other operating activities	(4,089)	6,027
Net cash provided by operating activities	476,873	375,353
INVESTING ACTIVITIES
Cash paid for property and equipment	(259,699)	(222,501)
Lease acquisition costs	(959)	(8,543)
Proceeds from insurance recoveries related to property and equipment	5,131	2,602
Other investing activities	(521)	3,152
Net cash (used in) investing activities	(256,048)	(225,290)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,294,400	1,090,100
Principal payments on long term debt—ABL Line of Credit	(1,294,400)	(985,100)
Principal payments on long term debt—Term Loan Facility	—	(152,793)
Purchase of treasury shares	(236,023)	(166,969)
Other financing activities	28,138	10,872
Net cash (used in) financing activities	(207,885)	(203,890)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	12,940	(53,827)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	134,156	161,086
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$147,096	$107,259

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs and favorable lease costs.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted Net Income:
Net income	$96,459	$76,849	$258,791	$230,394
Net favorable lease costs (a)	8,355	5,286	28,262	20,162
Costs related to debt amendments (b)	—	2,418	(375)	2,496
Loss on extinguishment of debt (c)	—	462	—	1,823
Tax effect (e)	(2,140)	(2,075)	(7,070)	(6,079)
Adjusted Net Income	102,674	82,940	279,608	248,796
Management transition costs, net of tax effect (h)	1,171	—	1,171	—
Adjusted Net Income, exclusive of management transition costs	$103,845	$82,940	$280,779	$248,796
Fully diluted weighted average shares outstanding (f)	67,159	68,628	67,387	68,789
Adjusted Earnings per Share, exclusive of management transition costs	$1.55	$1.21	$4.17	$3.62

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted EBITDA:
Net income	$96,459	$76,849	$258,791	$230,394
Interest expense	12,149	14,460	38,954	43,563
Interest income	(103)	(113)	(496)	(302)
Loss on extinguishment of debt (c)	—	462	—	1,823
Costs related to debt amendments (b)	—	2,418	(375)	2,496
Depreciation and amortization (g)	61,035	53,770	183,570	161,201
Income tax expense	22,957	15,206	50,302	40,929
Adjusted EBITDA	192,497	163,052	530,746	480,104
Management transition costs (h)	1,346	—	1,346	—
Adjusted EBITDA, exclusive of management transition costs	$193,843	$163,052	$532,092	$480,104

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted EBIT:
Net income	$96,459	$76,849	$258,791	$230,394
Interest expense	12,149	14,460	38,954	43,563
Interest income	(103)	(113)	(496)	(302)
Loss on extinguishment of debt (c)	—	462	—	1,823
Costs related to debt amendments (b)	—	2,418	(375)	2,496
Net favorable lease costs (a)	8,355	5,286	28,262	20,162
Income tax expense	22,957	15,206	50,302	40,929
Adjusted EBIT	139,817	114,568	375,438	339,065
Management transition costs (h)	1,346	—	1,346	—
Adjusted EBIT, exclusive of management transition costs	$141,163	$114,568	$376,784	$339,065

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
Reconciliation of SG&A to Adjusted SG&A:	2019	2018	2019	2018
SG&A	$583,641	$538,120	$1,632,862	$1,485,545
Favorable lease costs (a)	(8,306)	—	(27,939)	—
Product sourcing costs	(89,691)	(85,736)	(250,402)	(232,984)
Adjusted SG&A	485,644	452,384	1,354,521	1,252,561
Management transition costs (h)	(1,346)	—	(1,346)	—
Adjusted SG&A, exclusive of management transition costs	$484,298	$452,384	$1,353,175	$1,252,561

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Effective tax rate on a GAAP basis	19.2%	16.5%	16.3%	15.1%
Adjustments to arrive at Adjusted Effective Tax Rate	0.4	0.7	0.7	0.8
Adjusted Effective Tax Rate	19.6	17.2	17.0	15.9
Effect of the New Jersey deferred tax revaluation	—	—	—	1.3
Adjusted Effective Tax Rate, excluding the effect of the New Jersey deferred tax revaluation	19.6%	17.2%	17.0%	17.2%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	February 2, 2019	February 2, 2019
Reconciliation of net income to Adjusted Net Income:
Net income	$184,351	$414,745
Net favorable lease costs (a)	5,919	26,081
Costs related to debt amendments (b)	—	2,496
Loss on extinguishment of debt (c)	—	1,823
Impairment charges (d)	6,844	6,844
Tax effect (e)	(3,369)	(9,449)
Adjusted Net Income	$193,745	$442,540
Fully diluted weighted average shares outstanding (f)	68,348	68,679
Adjusted Earnings per Share	$2.83	$6.44

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat

Factory Warehouse Corporation. As a result of adoption of Accounting Standards Update 2016-02, “Leases,” these expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of Income for the three and nine months ended November 2, 2019. These expenses are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income for the three and nine months ended November 3, 2018, and the three and twelve months ended February 2, 2019.

(b)

For the nine months ended November 2, 2019, amounts relate to the reversal of previously estimated costs related to the repricing of our senior secured term loan facility (Term Loan Facility) in Fiscal 2018. For the three and nine months ended November 3, 2018 and the twelve months ended February 2, 2019, amounts relate to costs incurred in connection with the review and execution of refinancing opportunities.

(c)

Amounts relate to the refinancing of our Term Loan Facility, the $150.0 million prepayment on our Term Loan Facility, as well as the amendment to our ABL senior secured revolving facility (the ABL Line of Credit).

(d)	Represents impairment charges on long-lived assets
(e)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (d).
(f)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

(g)

Includes $8.3 million and $27.9 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of Income for the three and nine months ended November 2, 2019, respectively.

(h)	Represents costs incurred as a result of hiring a new Chief Executive Officer, primarily related to sign-on and duplicative compensation costs.